                          Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated March 17, 2010 relating to the financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2009, and for each of the years in the two-year period ended December 31, 2009 and from September 9, 2003 (date of inception) through December 31, 2009, included in or made part of this Form 10-K, into the Company's previously filed Registration Statements on Forms S-8 (File Nos. 333-129884, 333-134280, 333-142701 and 333-160496) and Forms S-3 (File Nos. 333-129680, 333-134279, 333-141014, 333-161453, 333-162160, 333-163517 and 333-166444).

/s/ Caturano and Company, Inc,

Boston, Massachusetts
February 28, 2011